AMENDMENT NO. 8

TO THE SUBADVISORY AGREEMENT

This Amendment No. 8 (the “Amendment”), made and entered into as of June 17, 2020, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Threadneedle International Limited, a company organized under the laws of England and Wales (“TINTL”), dated March 5, 2014, as amended December 19, 2014, March 4, 2015, June 10, 2015, August 17, 2016, August 16, 2017, December 13, 2017, and March 7, 2018 (the “Agreement”).

WHEREAS, Investment Manager and TINTL desire to amend the Agreement, including Schedule A.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Threadneedle International Limited

By:	/s/ William F. Truscott	By:	/s/ Alex Ollier
	Signature		Signature

Name:	William F. Truscott	Name:	Alex Ollier
	Printed		Printed

Title:	President and Chairman of the Board	Title:	Head of Legal, EMEA

AMENDMENT NO. 8

TO THE AGREEMENT

SCHEDULE A. Compensation to TINTL pursuant to Paragraph 4 of the Agreement shall be calculated at the rates noted in the table below based on the daily net assets (or portion of Fund assets, as the case may be) managed by TINTL of each of the following Funds when managed by TINTL as Subadviser as of the start date of services:

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